UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
October 20, 2005
Date of Report (Date of earliest event reported)
NationsHealth, Inc.
(Exact name of Registrant as specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	000-50348 (Commission File Number)	06-1688360 (I.R.S. Employer Identification No.)
13650 N.W. 8th Street, Suite 109
Sunrise, Florida 33325
(Address of Principal Executive Offices)
(954) 903-5000
Registrant’s telephone number, including area code
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
On October 20, 2005, the Board of Directors (the “Board”) of NationsHealth, Inc. (the “Company”) elected Mark H. Rachesky, M.D. to its Board of Directors. His election is effective October 20, 2005. The size of the Board of Directors was increased to twelve in connection with the election.
The Board appointed Dr. Rachesky pursuant to Section 3.03 of that certain Stockholders Agreement, dated as of February 28, 2005 (the “Stockholders Agreement”) by and among the Company, RGGPLS Holding, Inc. (“RGGPLS”), GRH Holdings, L.L.C. (“GRH”), MHR Capital Partners LP (“Capital Partners”), OTQ LLC (“OTQ”) and MHR Capital Partners (100) LP (“Capital Partners 100,” and together with Capital Partners and OTQ, the “Holders”) which provides, in part, that so long as the Holders own at least $5,000,000 principal amount of the 7 3/4% Secured Convertible Notes, further described below, or 1,000,000 shares of the Company’s common stock, the Company shall take all necessary and desirable action within its control to cause the nomination and the election of a person designated by MHR Fund Management LLC (“MHR”) as a member of the Company’s Board of Directors (the “MHR Director”). MHR notified the Company of its intention to designate Dr. Rachesky as the MHR Director by a letter dated September 7, 2005.
On February 28, 2005 (the “Closing Date”), the Company, NationsHealth Holdings, L.L.C., a wholly-owned subsidiary of the Company, and United States Pharmaceutical Group, L.L.C. (“USPG”), an indirect wholly-owned subsidiary of the Company (collectively, the “Issuers”), closed a private placement transaction (the “Private Placement”) pursuant to that certain Investment Unit Purchase Agreement, dated as of February 28, 2005, with the Holders. The Holders are entities controlled by Dr. Rachesky. For an aggregate purchase price of $15,000,000, the Holders purchased investment units from the Issuers comprised of 7 3/4% Secured Convertible Notes in the principal amount of $15,000,000 issued by the Issuers (the “Notes”) and 1,785,714 shares of the Company’s common stock which were transferred from certain stockholders (the “Transferring Stockholders”) of the Company to USPG, which in turn, transferred the shares to the Holders. The Transferring Stockholders did not receive any proceeds from this transaction, and the Company did not issue any additional shares of common stock in connection with the transfer to the Holders.
Under the terms of the Notes, the Holders hold a security interest on each Issuer’s tangible and intangible personal property. Such security interest and repayment obligations on the Notes have been subordinated to the security interest held by, and payment obligations owed to, CapitalSource Finance LLC (“CapitalSource”), as set forth in a Senior Subordination Agreement between the Company, the Holders, and CapitalSource, dated the Closing Date. In addition, the Issuers and CapitalSource entered into the Fifth Amendment to Amended and Restated Revolving Credit and Security Agreement, dated the Closing Date, in order to allow for the transaction with the Holders.
In connection with the Private Placement, the Company and the Holders also entered into (i) a Registration Rights Agreement, dated the Closing Date, pursuant to which the Company is obligated to register for resale shares of common stock held by the Holders on the terms and conditions specified therein and (ii) the Stockholders Agreement, which in addition to providing for the election of the MHR Director, also requires the Holders to vote up to 1,785,714 shares of the Company’s common stock held by them as directed by RGGPLS Holding, Inc. (a corporation owned equally by trusts formed by Glenn M. Parker, M.D., Robert Gregg and Lewis P. Stone, Glenn M. Parker, M.D. and Lewis P. Stone being executive officers of the Company). In connection with the transactions, the stockholders of the Company with existing registration rights entered into a Consent and Waiver, dated the Closing Date, by and among such stockholders and the Company, which provides for a change in the priority of registration and the ability to participate in registrations under the Registration Rights Agreement.
The issuance of the above-referenced securities was exempt from registration requirements of the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder based upon the representations of each of the Holders that it was an “accredited investor” (as defined under Rule 501 of Regulation D) and that it was purchasing such securities without a present view toward a distribution of the securities. In addition, there was no general advertisement conducted in connection with the sale of the securities.
The terms of the Private Placement and related transactions are more fully described in the copies of the transaction documents attached as exhibits to the Company’s Form 8-K, filed on March 4, 2005 which are hereby incorporated by reference as if fully set forth herein.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONSHEALTH, INC.
Date: October 21, 2005	By:	/s/ Timothy Fairbanks
Timothy Fairbanks
Chief Financial Officer

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